Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP 701 FIFTH AVENUE SUITE 5600 Seattle, WA 98104-7097 +1 206 839 4300 orrick.com

December 10, 2021

Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

Re: Microsoft Post-Effective Amendment to Form S-8

Ladies and Gentlemen:

We have acted as counsel for Microsoft Corporation, a Washington corporation (“Microsoft”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of Microsoft’s Post-Effective Amendment No. 1 to Registration Statement No 333-185757 (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “Securities Act”).

On November 30, 2021, the shareholders of Microsoft approved the Microsoft Corporation Employee Stock Purchase Plan (the “ESPP”), which will become effective on January 1, 2022. The total number of shares of Microsoft common stock that may be granted under the ESPP will be equal to the number of shares of Microsoft common stock that were available but not used as of January 1, 2021 under the previous Microsoft Corporation Employee Stock Purchase Plan, which was approved by shareholders in November 2012 and will terminate in connection with the ESPP becoming effective (the “Prior Plan Shares”).

As your legal counsel, we have reviewed the actions proposed to be taken by you to cover the issuance of the Prior Plan Shares pursuant to the ESPP.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation of Microsoft Corporation, (ii) the Bylaws of Microsoft Corporation, (iii) the Post-Effective Amendment, (iv) the ESPP, and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of Microsoft, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than Microsoft, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Microsoft and others and of public officials.

December 10, 2021

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Prior Plan Shares to be issued pursuant to the terms of the ESPP have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the ESPP, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Washington and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP